Infinity Property and Casualty Reports 17.2% Growth in Gross Written Premium

    BIRMINGHAM, Ala., May 2 /PRNewswire-FirstCall/ -- Infinity Property and
Casualty Corporation (Nasdaq: IPCC), a national provider of personal automobile insurance, today reported results for the three months ending March
31, 2007:

                                         For the Three Months Ended March 31,

    (in millions,
    except per share                            2007       2006       %Change
    amounts and ratios)

    Gross written premiums                    $304.8     $260.1        17.2%

    Revenues                                  $274.9     $251.7         9.2%

    Net earnings                               $21.8      $29.1       (25.1%)

    Net earnings per diluted                   $1.10      $1.39       (20.9%)
    share

    Operating earnings (1)                     $20.8      $28.9       (28.0%)

    Operating earnings per                     $1.05      $1.38       (23.9%)
    diluted share (1)

    Underwriting income (1)                    $19.2      $31.4       (38.9%)

    Combined ratio                             92.5%      86.6%       5.9 pts

    Return on equity                           13.0%      18.3%     (5.3) pts

    Operating income return on                 12.4%      18.2%     (5.8) pts
    equity (1)

    Book value per share                      $34.87     $31.16        11.9%

    Debt to total capital                      22.7%      23.6%     (0.9) pts

    (1) Measures used in this release that are not based on generally accepted accounting principles ("non-GAAP") are defined at the end of this release and reconciled to the most comparable GAAP measure.

    Gross written premiums for the three months ended March 31, 2007, grew
17.2% compared with the same period of 2006 primarily as a result of growth in
California, Arizona and Texas.  Personal auto gross written premiums in
Infinity's 20 targeted urban zones, which include Los Angeles, Houston,
Philadelphia, Phoenix and other metropolitan areas across the nation, grew
27.6% compared with the same period of 2006.
    Earnings and underwriting income for the three months ended March 31,
2006, included $19.0 million, pre-tax, ($0.59 per diluted share after-tax) of favorable development on prior accident period loss and loss adjustment expense reserves compared with $1.1 million, pre-tax ($0.03 per diluted share after-tax) of favorable development for the three months ended March 31, 2007.
Excluding favorable development, underwriting income and the combined ratio for the first quarter of 2007 were $18.1 million and 92.9%, respectively, compared with $12.4 million and 94.7%, respectively, for the first quarter of
2006.

    2007 Earnings Guidance
    Given the better than projected underwriting results in the first quarter,
Infinity is increasing its operating earnings guidance to $3.35 - $3.75 per diluted share from $3.20 - $3.60.

    Share Repurchase Program
    Infinity repurchased 187,794 common shares during the first quarter of
2007 at an average per share price, excluding commissions, of $47.83.

    Forward-Looking Statements
    This press release contains certain statements that may be deemed to be
"forward-looking statements" that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities
Litigation Reform Act of 1995. All statements in this press release not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions, and projections. Statements that include the words "believes," "seeks," "expects," "may," "should," "intends," "likely,"
"targets," "plans," "anticipates," "estimates" or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements. Examples of such forward-looking statements include statements relating to expectations concerning market conditions, premiums, growth, earnings, investment performance, expected losses, rate changes and loss experience.
    Actual results could differ materially from those expected by Infinity depending on: changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of Infinity's pricing methodologies, actions of competitors, the approval of requested form and rate changes, judicial and regulatory developments affecting the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions), changes in driving patterns and loss trends. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Infinity's filings with the Securities and Exchange Commission.

    Conference Call
    The Company will hold a conference call to discuss 2007 first quarter
results at 9:00 a.m. (ET) today, May 2.   There are two alternative
communication modes available to listen to the call. Telephone access will be available by dialing 1-800-291-9234 and providing the confirmation code
58074184.  Please dial in 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available one hour following the completion of the call, at around 11:00 a.m. (ET), and will run until 8:00 p.m. on
Wednesday, May 9, 2007. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 99068176.  The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity's website, http://www.ipacc.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity's website approximately one hour following the completion of the call and will be available for one year.

    Infinity Property and Casualty Corporation
    Statement of Earnings
    (in millions, except EPS and dividends)

                                                        For the Three Months
                                                           Ended March 31,

                                                          2007          2006
    Revenues:
      Earned premiums                                   $256.0        $234.0
      Net investment income                               16.9          16.9
      Realized gains on investments                        1.8           0.1
      Other income                                         0.3           0.7
         Total revenues                                  274.9         251.7

    Costs and Expenses:
      Loss and loss adjustment expenses (1)              177.4         148.9
      Commissions and other underwriting expenses         59.3          53.7
      Interest expense                                     2.8           2.8
      Corporate general and administrative expenses        1.9           1.9
      Restructuring charge                                (0.2)           --
      Other expenses                                       0.6           0.7
         Total costs and expenses                        241.9         208.0

    Earnings before income taxes                          33.0          43.7
    Provision for income taxes                            11.2          14.6
    Net earnings                                         $21.8         $29.1

    Earnings per common share:
    Basic                                                $1.11         $1.41
    Diluted                                              $1.10         $1.39

    Average number of common shares:
    Basic                                               19.516        20.675
    Diluted                                             19.714        20.928

    Cash dividends per common share                     $0.090        $0.075

    Note:  Columns may not foot due to rounding

    Notes:
    (1) Loss and loss adjustment expenses for the three months ended March 31,
    2007, include $1.1 million of favorable development on prior accident period loss and loss adjustment expense reserves.

    Loss and loss adjustment expenses for the three months ended March 31,
    2006, include $19.0 million of favorable development on prior accident period loss and loss adjustment expense reserves.

    Infinity Property and Casualty Corporation
    Condensed Balance Sheet
    (in millions, except book value per share)
                                                        For the Period Ended
                                                    March 31,     December 31,
                                                     2007             2006

    Assets:
      Investments:
        Fixed maturities, at fair value              $1,239.5       $1,250.2
           Equity securities, at fair value              48.1           55.5
              Total investments                       1,287.6        1,305.7
      Cash and cash equivalents                         142.4          109.2
      Accrued investment income                          14.9           16.1
      Agents' balances and premiums receivable          383.6          343.1
      Prepaid reinsurance premiums                        3.0            4.3
      Recoverables from reinsurers                       30.6           31.8
      Deferred policy acquisition costs                  85.8           76.8
      Current and deferred income taxes                  23.8           34.6
      Prepaid expenses, deferred
       charges and other assets                          18.2           17.5
      Goodwill                                           75.3           75.3
            Total assets                             $2,065.1       $2,014.4

    Liabilities and Shareholders' Equity:
    Liabilities:
      Unpaid losses and loss adjustment expenses       $596.2         $596.0
      Unearned premiums                                 477.4          431.0
      Payable to reinsurers                               0.3            0.6
      Long-term debt                                    199.4          199.4
      Commissions payable                                33.5           30.1
      Accounts payable, accrued
       expenses and other liabilities                    80.0           92.6
             Total liabilities                        1,386.8        1,349.8

    Shareholders' Equity:
      Common stock                                       20.9           20.8
      Additional paid-in capital                        336.6          335.7
      Retained earnings (1)                             381.7          361.7
      Other comprehensive income                         (1.5)          (3.2)
      Treasury stock, at cost (2)                       (59.4)         (50.4)
            Total shareholders' equity                  678.3          664.6
            Total liabilities and
             shareholders' equity                    $2,065.1       $2,014.4

    Shares outstanding                                 19.452         19.617
    Book value per share                               $34.87         $33.88

    Note:  Columns may not foot due to rounding

    Notes:
    (1) Net income of $21.8 million less shareholder dividends of $1.8 million resulted in the increase in retained earnings from December 2006.
    (2) Infinity repurchased 187,794 common shares during the first quarter of
        2007 at an average per share price, excluding commissions, of $47.83.

    Definitions of Non-GAAP Financial and Operating Measures
    Operating earnings are defined as net income, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax.  Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.
    Underwriting income measures the insurer's profit on insurance sales after all losses and expenses have been paid.  It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned.
Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

    Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:

                                                       For the Three Months
                                                         Ended March 31,

    (in millions, except EPS)                          2007         2006

    Earned premiums                                  $256.0        $234.0
    Loss and loss adjustment expenses                (177.4)       (148.9)
    Commissions and other underwriting expenses       (59.3)        (53.7)

    Underwriting income                                19.2          31.4

    Net investment income                              16.9          16.9
    Other income                                        0.3           0.7
    Interest expense                                   (2.8)         (2.8)
    Corporate general and                              (1.9)         (1.9)
    administrative expenses
    Restructuring charge                                0.2            --
    Other expenses                                     (0.6)         (0.7)

    Pre-tax operating earnings                         31.2          43.6

       Provision for income taxes                     (10.5)        (14.7)

    Operating earnings, after-tax                      20.8          28.9

       Realized gains (losses) on
        investments, pre-tax                            1.8           0.1
       Provision for income taxes                      (0.6)         (0.0)
       Utilization of capital loss
        carry-forward                                    --           0.1
       Increase in provision for tax
        valuation allowance                            (0.1)           --
             Realized gains on
              investments, after-tax                    1.0           0.2

    Net earnings                                      $21.8         $29.1

    Operating earnings per share -- diluted           $1.05         $1.38
    Net realized gains on investments                  0.06          0.01
    Utilization of capital loss                          --          0.00
    carry-forward
    Increase in provision for tax
     valuation allowance                              (0.01)           --
    Net earnings per share - diluted                  $1.10         $1.39

    Note: Columns may not foot due to rounding

    Infinity also makes available an investor supplement on our website.  To access the supplemental financial information, go to www.ipacc.com and click on "Investor Relations" followed by "Quarterly Reports."

SOURCE  Infinity Property and Casualty Corporation
    -0-                             05/02/2007
    /CONTACT:  Amy Starling, AVP, Investor Relations, of Infinity, +1-205-803-8186/
    /Web site:  http://www.ipacc.com /
    (IPCC)